Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 8, 2011, in the Registration Statement (Form S-4) and related Prospectus of Park-Ohio Industries, Inc. for the registration of $250 million of its 8.125% Senior Notes Due 2021.
Cleveland, Ohio
June 17, 2011
/s/ Ernst & Young LLP